                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549


                                   FORM 8-K



                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934

                        Date of Report:  MARCH 1, 1995


                          THE DETROIT EDISON COMPANY
            (Exact name of registrant as specified in its charter)


        MICHIGAN                       1-2198                  38-0478650
- ------------------------            -----------            -------------------
(State of Incorporation)            (Commission                (IRS Employer
                                      File No.)              Identification No.)


                              2000 SECOND AVENUE
                           DETROIT, MICHIGAN  48226
                   ---------------------------------------
                   (Address of principal executive offices)


     Registrant's telephone number, including area code:  (313) 237-8000

Item 5 - Other Events

       On January 23, 1995, the Registrant released its audited earnings for 1994. A copy of Registrant's audited Consolidated Financial Statements for 1994, together with the Notes to Consolidated Financial Statements, Management's Discussion and Analysis of Financial Condition and Results of Operations, Selected Financial Data and the Report of Independent Accountants are set forth herein.



                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                            CONTENTS                                                 PAGE
                                            --------                                                 -----
Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3
Consolidated Statement of Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         4
Consolidated Statement of Cash Flows  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         5
Consolidated Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6-7
Consolidated Statement of Common Shareholders' Equity . . . . . . . . . . . . . . . . . . . . .         8
Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . .      9-20
Management's Discussion and Analysis of Financial Condition and
   Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21-26
Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        27

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of The Detroit Edison Company

       In our opinion, the consolidated financial statements appearing on pages 4 through 20 of this report present fairly, in all material respects, the financial position of The Detroit Edison Company and its subsidiary companies at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





PRICE WATERHOUSE LLP


Detroit, Michigan
January 23, 1995

The Detroit Edison Company and Subsidiary Companies
CONSOLIDATED STATEMENT OF INCOME
  (Dollars in Thousands)

                                                                          -------------------------------------------
                                                                                      Year Ended December 31
- ---------------------------------------------------------------------------------------------------------------------
                                                                                 1994           1993            1992
                                                                          -------------------------------------------
OPERATING REVENUES
 Electric - System                                                         $3,448,351     $3,467,357      $3,472,583
 Electric - Interconnection                                                    43,141         60,363          58,447
 Steam                                                                         27,849         27,491          27,113
- ---------------------------------------------------------------------------------------------------------------------
         Total Operating Revenues                                          $3,519,341     $3,555,211      $3,558,143
- ---------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
 Operation
     Fuel                                                                  $  719,215     $  750,127      $  704,371
     Purchased power                                                          116,947         91,747         126,101
     Other operation                                                          621,066        604,882         548,520
 Maintenance                                                                  262,409        251,149         262,803
 Depreciation and amortization                                                476,415        432,512         423,407
 Deferred Fermi 2 depreciation and amortization                                (7,465)        (8,959)        (14,984)
 Amortization of deferred Fermi 2 depreciation and return                      84,828         30,888               -
 Taxes other than income                                                      255,874        261,449         252,011
 Income taxes                                                                 270,657        297,469         302,758
- ---------------------------------------------------------------------------------------------------------------------
         Total Operating Expenses                                          $2,799,946     $2,711,264      $2,604,987
- ---------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                           $  719,395     $  843,947      $  953,156
- ---------------------------------------------------------------------------------------------------------------------
OTHER INCOME AND DEDUCTIONS
 Allowance for other funds used during construction                        $    1,684     $    2,055      $    1,363
 Deferred Fermi 2 return                                                            -              -          13,785
 Other income and deductions                                                  (24,973)       (24,961)        (21,179)
 Income taxes                                                                   8,111          8,594           7,108
 Accretion income                                                              13,644         44,130          45,695
 Income taxes - disallowed plant costs and accretion income                    (4,252)       (14,062)        (15,576)
- ---------------------------------------------------------------------------------------------------------------------
         Net Other Income and Deductions                                   $   (5,786)    $   15,756      $   31,196
- ---------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                             $  713,609     $  859,703      $  984,352
- ---------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES
 Long-term debt                                                            $  273,763     $  325,194      $  388,580
 Amortization of debt discount, premium and expense                            10,832          9,114           3,952
 Other                                                                         11,170          4,928           5,169
 Allowance for borrowed funds used during construction (credit)                (2,065)        (1,436)         (1,396)
- ---------------------------------------------------------------------------------------------------------------------
         Net Interest Charges                                              $  293,700     $  337,800      $  396,305
- ---------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                 $  419,909     $  521,903      $  588,047
PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS                           29,640         30,837          30,498
- ---------------------------------------------------------------------------------------------------------------------
EARNINGS FOR COMMON STOCK                                                  $  390,269     $  491,066      $  557,549
=====================================================================================================================
COMMON SHARES OUTSTANDING - AVERAGE                                       146,151,505    147,031,446     146,998,485
- ---------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE                                                              $2.67          $3.34           $3.79
=====================================================================================================================






         (See accompanying Notes to Consolidated Financial Statements.)

The Detroit Edison Company and Subsidiary Companies
CONSOLIDATED STATEMENT OF CASH FLOWS
  (Dollars in Thousands)

                                                                       ------------------------------------------------
                                                                                      Year Ended December 31
- -----------------------------------------------------------------------------------------------------------------------
                                                                                 1994           1993            1992
                                                                       ------------------------------------------------
OPERATING ACTIVITIES
 Net Income                                                            $  419,909        $   521,903      $    588,047
 Adjustments to reconcile net income to net cash from
   operating activities:
     Accretion income                                                     (13,644)           (44,130)          (45,695)
     Depreciation and amortization                                        476,415            432,512           423,407
     Deferred Fermi 2 depreciation, amortization and return - net          77,363             21,929           (28,769)
     Deferred income taxes and investment tax credit - net                 93,287             85,574           132,179
     Fermi 2 refueling outage - net                                       (19,507)            17,856            (6,084)
     Other                                                                (31,091)            32,367             6,714
     Changes in current assets and liabilities:
       Customer accounts receivable and unbilled revenues                    (505)            10,733             9,068
       Other accounts receivable                                           (7,593)            (2,247)           17,815
       Inventories                                                         (1,774)            33,839             5,239
       Accounts payable                                                   (13,858)            21,364           (24,930)
       Taxes payable                                                      (18,031)            (6,499)           (8,109)
       Interest payable                                                    (6,174)           (19,769)          (15,199)
       Other                                                               (2,189)            35,350             9,807
- -----------------------------------------------------------------------------------------------------------------------
     Net cash from operating activities                                $  952,608        $ 1,140,782      $  1,063,490
- -----------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
 Plant and equipment expenditures                                      $ (366,392)       $  (396,407)     $   (415,937)
 Purchase of leased equipment                                             (11,500)            (2,402)                -
 Nuclear decommissioning trust funds                                      (46,563)            (5,346)           (4,482)
 Non-utility investments                                                  (12,843)               182              (614)
 Changes in current assets and liabilities                                  5,042             10,225            (7,897)
 Other                                                                    (11,537)           (19,988)            2,047
- -----------------------------------------------------------------------------------------------------------------------
     Net cash used for investing activities                            $ (443,793)       $  (413,736)     $   (426,883)
- -----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
 Sale of cumulative preferred stock                                    $        -        $   200,000      $          -
 Sale of general and refunding mortgage bonds                             200,000          1,510,000           350,000
 Funds received from Trustees:  Installment sales contracts and
   loan agreements                                                         50,470             76,510           348,960
 Increase (decrease) in short-term borrowings                             (98,715)           109,210            (9,000)
 Redemption of long-term debt                                            (258,034)        (2,024,289)         (957,859)
 Redemption of preferred and preference stock                                   -           (164,158)          (22,005)
 Premiums on reacquired long-term debt and
   preferred and preference stock                                         (11,563)           (81,453)          (16,556)
 Purchase of common stock                                                 (59,855)                 -                 -
 Dividends on common, preferred and preference stock                     (331,445)          (330,792)         (318,349)
 Other                                                                     (2,622)           (20,417)           (9,225)
- -----------------------------------------------------------------------------------------------------------------------
     Net cash used for financing activities                            $ (511,764)       $  (725,389)     $   (634,034)
- -----------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS         $   (2,949)       $     1,657      $      2,573
CASH AND TEMPORARY CASH INVESTMENTS AT BEGINNING OF THE PERIOD             11,071              9,414             6,841
- -----------------------------------------------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS AT END OF THE PERIOD               $    8,122        $    11,071      $      9,414
=======================================================================================================================


SUPPLEMENTARY CASH FLOW INFORMATION
 Interest paid (excluding interest capitalized)                        $  289,375        $   346,542      $    406,571
 Income taxes paid                                                        183,172            233,542           178,786
 New capital lease obligations                                              9,328             36,606            39,320

For purposes of the consolidated financial statements, the Company considers investments purchased with a maturity of three months or less to be temporary cash investments.






         (See accompanying Notes to Consolidated Financial Statements.)

The Detroit Edison Company and Subsidiary Companies
CONSOLIDATED BALANCE SHEET
  (Dollars in Thousands)

                                                                              -----------------------------
                                                                                        December 31
ASSETS
                                                                                  1994               1993
                                                                              -----------------------------
UTILITY PROPERTIES
  Plant in service
     Electric                                                                  $12,941,414      $12,557,267
     Steam                                                                          69,813           70,948
- -----------------------------------------------------------------------------------------------------------
                                                                               $13,011,227      $12,628,215
     Less:  Accumulated depreciation and amortization                           (4,529,692)      (4,137,881)
- -----------------------------------------------------------------------------------------------------------
                                                                               $ 8,481,535      $ 8,490,334
  Construction work in progress                                                    104,431          160,230
- -----------------------------------------------------------------------------------------------------------
     Net utility properties                                                    $ 8,585,966      $ 8,650,564
- -----------------------------------------------------------------------------------------------------------
  Property under capital leases (less accumulated amortization
     of $94,678 and $101,381, respectively)                                    $   134,542      $   154,837
  Nuclear fuel under capital lease (less accumulated amortization
     of $374,405)                                                                  193,411          184,083
- -----------------------------------------------------------------------------------------------------------
     Net property under capital leases                                         $   327,953      $   338,920
- -----------------------------------------------------------------------------------------------------------
     Total owned and leased properties                                         $ 8,913,919      $ 8,989,484
- -----------------------------------------------------------------------------------------------------------
OTHER PROPERTY AND INVESTMENTS
  Non-utility property                                                         $    11,281      $    10,053
  Investments and special funds                                                     18,722           15,914
  Nuclear decommissioning trust funds                                               76,492           29,929

- -----------------------------------------------------------------------------------------------------------
                                                                               $   106,495      $    55,896
- -----------------------------------------------------------------------------------------------------------
CURRENT ASSETS
  Cash and temporary cash investments                                          $     8,122      $    11,071
  Customer accounts receivable and unbilled revenues (less allowance
     for uncollectible accounts of $30,000 and $34,000, respectively)              195,824          195,319
  Other accounts receivable                                                         34,212           26,619
  Inventories (at average cost)
     Fuel                                                                          136,331          129,024
     Materials and supplies                                                        155,921          165,187
  Prepayments                                                                       10,516           10,914
- -----------------------------------------------------------------------------------------------------------
                                                                               $   540,926      $   538,134
- -----------------------------------------------------------------------------------------------------------
DEFERRED DEBITS
  Unamortized debt expense                                                     $    42,876      $    45,396
  Unamortized loss on reacquired debt                                              123,996          124,567
  Recoverable income taxes                                                         663,101          771,277
  Other postretirement benefits                                                     36,562           48,568
  Fermi 2 phase-in plan                                                            390,764          475,592
  Fermi 2 deferred amortization                                                     52,259           44,794
  Other                                                                            122,080           41,171
- -----------------------------------------------------------------------------------------------------------
                                                                               $ 1,431,638      $ 1,551,365
- -----------------------------------------------------------------------------------------------------------
     TOTAL                                                                     $10,992,978      $11,134,879
===========================================================================================================






         (See accompanying Notes to Consolidated Financial Statements.)

The Detroit Edison Company and Subsidiary Companies
CONSOLIDATED BALANCE SHEET
  (Dollars in Thousands)

                                                                                 -----------------------------
                                                                                           December 31
- --------------------------------------------------------------------------------------------------------------
LIABILITIES
                                                                                     1994             1993
                                                                                 -----------------------------
CAPITALIZATION
  Common stock - $10 par value, 400,000,000 shares authorized;
    144,863,447 and 147,047,918 shares outstanding, respectively
    (311,804 and 334,002 shares, respectively, reserved for conversion
    of preferred stock)                                                             $ 1,448,635    $ 1,470,479
  Premium on common stock                                                               545,825        553,966
  Common stock expense                                                                  (47,461)       (48,175)
  Retained earnings used in the business                                              1,379,081      1,319,685
- -----------------------------------------------------------------------------------------------------------------
        Total common shareholders' equity                                           $ 3,326,080    $ 3,295,955
  Cumulative preferred stock - $100 par value, 6,747,484 shares authorized; 3,905,470 and 3,909,419 shares outstanding,
    respectively (1,539,827 shares unissued)
      Redeemable solely at the option of the Company                                    380,283        380,683
  Long-term debt                                                                      3,825,296      3,830,596
- -----------------------------------------------------------------------------------------------------------------
        Total Capitalization                                                        $ 7,531,659    $ 7,507,234
- -----------------------------------------------------------------------------------------------------------------
OTHER NON-CURRENT LIABILITIES
  Obligations under capital leases                                                  $   126,076    $   141,043
  Other postretirement benefits                                                          37,143         48,567
  Other                                                                                  48,707         15,130
- -----------------------------------------------------------------------------------------------------------------
                                                                                    $   211,926    $   204,740
- -----------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
  Short-term borrowings                                                             $    39,489    $   138,204
  Amounts due within one year
    Long-term debt                                                                       19,214         19,649
    Obligations under capital leases                                                    201,877        197,877
  Accounts payable                                                                      147,020        159,870
  Property and general taxes                                                             31,608         38,592
  Income taxes                                                                            5,304         16,839
  Accumulated deferred income taxes                                                      32,625         63,046
  Interest                                                                               60,214         66,388
  Dividends payable                                                                      82,012         83,143
  Payrolls                                                                               71,958         67,778
  Fermi 2 refueling outage                                                                1,267         20,774
  Other                                                                                  97,215        103,193
- -----------------------------------------------------------------------------------------------------------------
                                                                                    $   789,803    $   975,353
- -----------------------------------------------------------------------------------------------------------------
DEFERRED CREDITS
  Accumulated deferred income taxes                                                 $ 2,014,821    $ 1,986,463
  Accumulated deferred investment tax credits                                           346,379        359,205
  Other                                                                                  98,390        101,884
- -----------------------------------------------------------------------------------------------------------------
                                                                                    $ 2,459,590    $ 2,447,552
- -----------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (Notes 2, 3, 4, 9, 12 and 13)
- -----------------------------------------------------------------------------------------------------------------
        TOTAL                                                                       $10,992,978    $11,134,879
=================================================================================================================




         (See accompanying Notes to Consolidated Financial Statements.)

The Detroit Edison Company and Subsidiary Companies
CONSOLIDATED STATEMENT OF COMMON SHAREHOLDERS' EQUITY
  (Dollars in Thousands)



                                                -----------------------------------------------------------------------------
                                                         Common Stock                  Premium                    Retained
                                                   --------------------------            on        Common         Earnings
                                                                       $10 Par         Common       Stock        Used in the
                                                      Shares            Value          Stock       Expense        Business
- -----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1991                      146,983,123       $1,469,831     $553,463        $(48,150)     $  872,428
   Issuance of common stock on conversion of
     convertible cumulative preferred stock,
     5 1/2% series                                     33,568              336          261             (13)
   Expense associated with preferred and
     preference stock redeemed                                                                                         (847)
   Net income                                                                                                       588,047
   Cash dividends declared
       Common stock - $1.98 per share                                                                              (291,066)
       Cumulative preferred and
         preference stock*                                                                                          (30,403)
- -----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1992                      147,016,691       $1,470,167     $553,724        $(48,163)     $1,138,159
   Issuance of common stock on conversion of
     convertible cumulative preferred stock,
     5 1/2% series                                     31,227              312          242             (12)
   Expense associated with preferred and
     preference stock redeemed                                                                                       (6,634)
   Net income                                                                                                       521,903
   Cash dividends declared
       Common stock - $2.06 per share                                                                              (302,894)
       Cumulative preferred and
         preference stock*                                                                                          (30,849)
- -----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                      147,047,918       $1,470,479     $553,966        $(48,175)     $1,319,685
   Issuance of common stock on conversion of
     convertible cumulative preferred stock,
     5 1/2% series                                     22,164              222          173              (9)
   Common stock reacquired from Detroit Edison
     Savings & Investment Plans,
     August 4, 1994                                (2,206,635)         (22,066)      (8,314)            723         (30,198)
   Net income                                                                                                       419,909
   Cash dividends declared
       Common stock - $2.06 per share                                                                              (300,676)
       Cumulative preferred stock*                                                                                  (29,639)
- -----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                      144,863,447       $1,448,635     $545,825        $(47,461)     $1,379,081
=============================================================================================================================

*At established rate for each series.



         (See accompanying Notes to Consolidated Financial Statements.)

THE DETROIT EDISON COMPANY AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

INDUSTRY SEGMENT - The Detroit Edison Company ("Company") is a regulated public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy.

REGULATION - The Company is subject to regulation by the Michigan Public Service Commission ("MPSC") and the Federal Energy Regulatory Commission ("FERC") with respect to accounting matters and maintains its accounts in accordance with Uniform Systems of Accounts prescribed by these agencies. As a regulated entity, taking into account the cost recovery restrictions contained in the December 1988 and January 21, 1994 MPSC rate orders and the provisions of the Energy Policy Act of 1992 ("Energy Act"), the Company meets the criteria of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." This accounting standard recognizes the ratemaking process which results in differences in the application of generally accepted accounting principles between regulated and non-regulated businesses. Such differences concern mainly the time at which various items enter into the determination of net income in order to follow the principle of matching costs and revenues.

PRINCIPLES APPLIED IN CONSOLIDATION - The Consolidated Financial Statements include the accounts of all subsidiary companies, all of which are wholly-owned.

REVENUES - The Company records unbilled revenues for electric and steam heating services provided after cycle billings through month-end.

PROPERTY, RETIREMENT AND MAINTENANCE, DEPRECIATION AND AMORTIZATION - Utility properties are recorded at original cost less regulatory disallowances. In general, the cost of properties retired in the normal course of business is charged to accumulated depreciation. Expenditures for maintenance and repairs are charged to expense, and the cost of new property installed, which replaces property retired, is charged to property accounts. The annual provision for depreciation is calculated on the straight-line remaining life method by applying annual rates approved by the MPSC to the average of year-beginning and year-ending balances of depreciable property by primary plant accounts. Provision for depreciation of Fermi 2, excluding decommissioning expense, was 3.26% of average depreciable property for 1994 and 2.63% for 1993 and 1992, except for $300 million being amortized over 10 years commencing in 1989 and $513 million being amortized over 19 years commencing in 1990. See Note 3 and Deferred Fermi 2 Amortization below. Provision for depreciation of all other utility plant, as a percent of average depreciable property, was 3.2% for 1994, 3.4% for 1993 and 3.3% for 1992.

DEFERRED FERMI 2 DEPRECIATION AND RETURN - An MPSC authorized phase-in plan for Fermi 2, effective in January 1988, provided for gradual rate increases in the early years of plant operation rather than a one-time substantial rate increase which conventional ratemaking would provide. SFAS No. 92, "Regulated Enterprises - Accounting for Phase-in Plans," permits the capitalization of costs deferred for future recovery under a phase-in plan. Accordingly, the Company recorded non-cash income of deferred depreciation and deferred return totaling $506.5 million through 1992. In 1992, deferred depreciation was $4.5 million and deferred return was $13.8 million. Beginning in 1993 and continuing through 1998, these deferred amounts will be amortized to operating expense as the cash recovery is realized through revenues. Amortization of these deferred amounts totaled $84.8 million in 1994 and $30.9 million in 1993.

DEFERRED FERMI 2 AMORTIZATION - The December 1988 MPSC rate order provides for the Company's February 1990 purchase of Wolverine Power Supply Cooperative, Inc.'s ("Cooperative") ownership interest in Fermi 2 for $513 million to be treated as a regulatory asset with a 19-year principal amortization and associated interest of 8%, which is the composite average of the Cooperative debt assumed by the Company at the time of the purchase. Since the straight-line amortization of the regulatory asset exceeds the revenues provided for such amortization during the first 10 years of the recovery period, the Company is recording deferred amortization, a non-cash item of income, totaling $67.2 million through 1999. For 1994, 1993 and 1992, the amounts deferred were $7.5 million, $9 million and $10.5 million, respectively. The deferred amounts will be amortized to operating expense as the cash recovery is realized through revenues during the years 2000 through 2008.

PROPERTY TAXES - The Company accrues property taxes monthly during the fiscal period of the applicable taxing authority.

INCOME TAXES - Deferred income taxes are provided for temporary differences between book and taxable income to the extent authorized by the MPSC. For federal income tax purposes, the Company computes depreciation using accelerated methods and shorter depreciable lives. Investment tax credits utilized which relate to utility property were deferred and are amortized over the estimated composite service life of the related property. See Note 6.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION ("AFUDC") - AFUDC, a non-operating non-cash item, is defined in the FERC Uniform System of Accounts to include "the net cost for the period of construction of borrowed funds used for construction purposes and a reasonable rate on other funds when so used."
AFUDC involves an accounting procedure whereby the approximate interest expense and the cost of other (common, preferred and preference shareholders' equity) funds applicable to the cost of construction are transferred from the income statement to construction work in progress in the balance sheet. The cash recovery of AFUDC, as well as other costs of construction, occurs as completed projects are placed in service and related depreciation is authorized to be recovered through customer rates. The Company capitalized AFUDC at 7.66% in 1994 and 9.65% in 1993 and 1992.

ACCRETION INCOME - In 1988, the Company adopted SFAS No. 90, "Regulated Enterprises - Accounting for Abandonments and Disallowances of Plant Costs," and recorded indirect losses for Greenwood Unit No. 1, for the abandoned Greenwood Unit Nos. 2 and 3 and for a portion of Fermi 2 as a discount (reduction) of the Company's investment in these units. These net after-tax losses, due to discounting, originally totaled $198 million, which amounts are being restored to net income over the period 1988-1998 as the Company records a non-cash return (accretion income) on its investment in these units. The Company recorded $8.9 million, $29.5 million and $30.2 million of net after-tax accretion income in 1994, 1993 and 1992, respectively.

CAPITALIZATION - DISCOUNT, PREMIUM AND EXPENSE - The discount, premium and expense related to the issuance of long-term debt are amortized over the life of each issue. In accordance with MPSC regulations, the discount, premium and expense, when related to debt redeemed without refunding, are written off to other income and deductions, and when related to debt redeemed with refunding, are amortized over the life of the replacement issue. Capital stock premium and expense related to redeemed preferred and preference stock are written off against retained earnings used in the business.

FERMI 2 REFUELING OUTAGES - The Company recognizes the cost of Fermi 2 refueling outages over periods in which related revenues are recognized. Under this procedure, the Company records a provision for incremental costs anticipated to be incurred during the next scheduled Fermi 2 refueling outage. See Note 2.

LEASES - See Note 9.

EMPLOYEES' RETIREMENT PLAN AND OTHER POSTRETIREMENT BENEFITS - See Note 13.

NOTE 2 - FERMI 2

GENERAL - Fermi 2, a nuclear generating unit, began commercial operation in January 1988. Fermi 2 has a design electrical rating (net) of 1,139 megawatts ("MW"). However, due to certain equipment limitations, Fermi 2 is rated at 1,116 MW until modifications can be made to achieve the design rating. This unit represents approximately 28% of total assets, 11% of total operation and maintenance expenses and 11% of summer net rated capability.

   MPSC rate orders issued in April 1986, January 1987, December 1988 and January 1994 contain provisions with respect to the recovery of Fermi 2 costs. See Note 3 for a discussion of Fermi 2 rate matters and the MPSC's treatment of Fermi 2 project costs of $4.858 billion.

LICENSING AND OPERATION - The Nuclear Regulatory Commission ("NRC") maintains jurisdiction over the licensing and operation of Fermi 2.

   Fermi 2 was out of service in 1994. On December 25, 1993, the reactor automatically shut down following a turbine-generator failure. Safety systems responded within design and regulatory specifications. The turbine suffered mechanical damage, the exciter and generator incurred mechanical and fire damage, and the condenser had some internal damage. The fire was contained in the turbine building, and there was no release of radioactive contaminants during the event. The nuclear part of the plant was not damaged.

   Major repairs have been completed and tests are continuing to balance and synchronize the unit. The Company expects that most repair costs related to returning the Fermi 2 turbine-generator to service will be covered by insurance. These costs are estimated to be in the $70 million to $80 million range. The Company has received partial insurance payments of $25 million for property damage. In addition, the Company has received insurance payments of $66 million for replacement power costs. As a result of an investigation as to the cause of the December 1993 mechanical failure, the Company will replace major Fermi 2 turbine components. Installation of new low-pressure turbine sections is expected to add about 20 MW of generating capacity to the plant, which would expand the plant's capability by about 2%.

   In the interim period the Company will operate Fermi 2 without the large seventh and eighth stage turbine blades until the next refueling, which will reduce the Fermi 2 power output to a range of about 800 MW to 900 MW. During the lower output period, new turbine shafts and blades will be manufactured for the plant's three low-pressure turbines. These major components will be installed during the next refueling outage in 1996.

   Replacing the major turbine components in 1996 is expected to cost between $30 million and $40 million. These costs will not be covered by insurance. These costs will be capitalized and are expected to be recovered in rates because such costs are less than the cumulative amount available under the cap on Fermi 2 capital expenditures, a provision of the MPSC's December 1988 order. See Note 3.

INSURANCE - The Company insures Fermi 2 with property damage insurance provided by Nuclear Mutual Limited ("NML") and Nuclear Electric Insurance Limited ("NEIL"). The NML and NEIL insurance policies provide $500 million of composite primary coverage (with a $1 million deductible) and $2.25 billion of excess coverage, respectively, for stabilization, decontamination and debris removal costs and repair and/or replacement of property. Accordingly, the combined limits provide total property damage insurance of $2.75 billion.

   The Company maintains an insurance policy with NEIL providing for extra expenses, including certain replacement power costs necessitated by Fermi 2's unavailability due to an insured event. This policy, which has a 21-week waiting period, provides for three years of coverage.

   Under the NML and NEIL policies, the Company could be liable for maximum retrospective assessments of up to approximately $28 million per loss if any one loss should exceed the accumulated funds available to NML or NEIL.

   As required by federal law, the Company maintains $200 million of public liability insurance for a nuclear incident. Further, under the Price-Anderson Amendments Act of 1988, deferred premium charges of $75.5 million could be levied against each licensed nuclear facility, but not more than $10 million per year per facility. On December 31, 1994, there were 110 licensed nuclear facilities in the United States. Thus, deferred premium charges in the aggregate amount of approximately $8.3 billion could be levied against all owners of licensed nuclear facilities in the event of a nuclear incident. Accordingly, public liability for a single nuclear incident is currently limited to approximately $8.5 billion.

DECOMMISSIONING - The NRC has jurisdiction over the decommissioning of nuclear power plants. An NRC rule requires decommissioning funding based upon a site-specific estimate or a predetermined NRC formula. Using the NRC's formula, the Company estimates that the cost of decommissioning Fermi 2 when its license expires in the year 2025 is $489 million in current 1994 dollars and $3 billion in future 2025 dollars. The assumed annual inflation rate used to increase the cost to decommission is 6%, compounded annually.

   The MPSC and FERC regulate the recovery of costs of decommissioning nuclear power plants. A January 1994 MPSC order authorized a $500 million external trust fund in 1994 dollars to finance the decommissioning of Fermi 2. The MPSC's January 21, 1994 rate order includes an increase in rates for the decommissioning of Fermi 2, which the Company believes will be adequate to fund the estimated cost of decommissioning using the NRC formula. See Note 3. The order approves a decommissioning surcharge on customer bills under which the Company is currently collecting approximately $31.4 million annually, including $3.5 million for the recovery of low-level radioactive waste disposal. The FERC has approved the recovery of decommissioning expense in base rates, most recently in its June 1993 order.

   The Company has established external trust funds to hold decommissioning and low-level radioactive waste disposal funds collected from customers. During 1994, 1993 and 1992, the Company collected $26.9 million, $3.7 million and $3.4 million, respectively, from customers for decommissioning Fermi 2. Also, in 1994, the Company collected $3.3 million from customers for low-level radioactive waste disposal. Such amounts were recorded as components of depreciation and amortization expense in the Consolidated Statement of Income and accumulated depreciation and amortization in the Consolidated Balance Sheet. Earnings on the external decommissioning trust fund assets during 1994, 1993 and 1992 were $1.3 million, $1.2 million and $1.0 million, respectively. Earnings on the external low-level radioactive waste disposal trust fund assets were $0.2 million in 1994. Trust fund earnings are recorded as an investment with a corresponding credit to accumulated depreciation and amortization.
Trust fund assets are assumed to earn an after-tax rate of return of 7%, compounded annually.

   The external trust fund for low-level radioactive waste disposal costs was initially established by charges to other operation expense in the Consolidated Statement of Income of $1.4 million in 1993 and $5.9 million in 1992.

   At December 31, 1994, the Company had a reserve of $51.5 million for the future decommissioning of Fermi 2 and $10.8 million for low-level radioactive waste disposal costs. These reserves are included in accumulated depreciation and amortization in the Consolidated Balance Sheet with a like amount deposited in external trust funds.

   The Company also had a reserve of $14.2 million at December 31, 1994 for the future decommissioning of Fermi 1, an experimental nuclear unit on the Fermi 2 site that has been shut down since 1972. This reserve is included in other deferred credits in the Consolidated Balance Sheet with a like amount deposited in an external trust fund. The Company estimates that the cost of decommissioning Fermi 1 in the year 2025 is $19 million in current 1994 dollars and $114 million in future 2025 dollars.

   The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry regarding the recognition, measurement and classification of decommissioning costs for nuclear generating units in the financial statements of electric utilities. In response to these questions, the Financial Accounting Standards Board has agreed to review the accounting for removal costs, including decommissioning. If current electric utility industry accounting practices for such decommissioning are changed: (1) annual provisions for decommissioning could increase, (2) the estimated cost for decommissioning could be recorded as a liability rather than as accumulated depreciation, and (3) trust fund income from the external decommissioning trusts could be reported as investment income rather than as a reduction to decommissioning expense.

   The Energy Act provided for a fund to be established for the decommissioning and decontamination of existing United States Department of Energy ("DOE") uranium enrichment facilities. Utilities with nuclear units are required to pay for a portion of the cost by making annual payments into the fund over a 15 year period. The law directs state regulators to treat these payments as a necessary and reasonable cost of fuel and, accordingly, the Company has recorded a regulatory asset and liability in the Consolidated Balance Sheet to reflect these costs.

NUCLEAR FUEL DISPOSAL COSTS - The Company has a contract with the DOE for the future storage and disposal of spent nuclear fuel from Fermi 2. Under the terms of the contract, the Company makes quarterly payments to the DOE based upon a fee of 1 mill per kilowatthour applied to the Fermi 2 electricity generated and sold. The spent nuclear fuel disposal cost is included as a component of the Company's nuclear fuel expense. The DOE has stated that it will be unable to store spent nuclear fuel at a permanent repository until after 2010. However, the DOE and utilities with nuclear units are pursuing other interim storage options. The Company estimates that existing temporary storage capacity at Fermi 2 will be sufficient until the year 2000, or until 2015 with the expansion of such storage capacity.

NOTE 3 - RATE MATTERS

The Company is subject to the primary regulatory jurisdiction of the MPSC, which, from time to time, issues its orders pertaining to the Company's conditions of service, rates and recovery of certain costs including the costs of generating facilities. MPSC orders issued in December 1988 and on January 21, 1994 are currently in effect with respect to the Company's rates and certain other revenue and operating-related matters.

   On January 21, 1994, the MPSC issued an order reducing the Company's rates in the amount of $78 million annually. The rate reduction was determined by using a 1994 test year and an overall rate of return of 7.66%, incorporating an 11% return on common equity and a capital structure comprised of 40% common equity, 55.01% long-term debt and 4.99% preferred stock. The MPSC order includes the recovery of (1) increased Fermi 2 decommissioning costs of $28.1 million annually, which includes the recovery of low-level radioactive waste disposal costs, (2) full recovery of 1994 other postretirement benefit costs plus recovery and amortization of the 1993 deferred cost (see Note 13), (3) costs associated with the return to rate base of Greenwood Unit No. 1, (4) Fermi 2 phase-in plan revenue requirements of $70.8 million in 1994 and (5) costs associated with a three-year $41.5 million ($7.6 million in 1994, $14.9 million in 1995 and $19 million in 1996) demand-side management program. In keeping with the MPSC's recognition of the need for industrial customers to be competitive, the January 1994 rate reduction was allocated among the various classes of customers approximately as follows: Industrial-$43 million, Commercial-$24 million, Residential-$10 million and Governmental-$1 million. The order was effective for service rendered on and after January 22, 1994 and is the subject of various appeals before the Michigan Court of Appeals.

INDUSTRIAL RATES - In August 1994, the Company entered into 10-year special manufacturing contracts which, if approved by the MPSC, will lower costs for the Company's three largest customers (Chrysler Corporation, Ford Motor Company and General Motors Corporation) without impacting the rates or service of other customers. Annual revenue reductions will range in amounts from about $30 million in 1995 to $50 million for 1999 through 2004. The Company expects to offset these reductions by further reducing operating expenses.

   In August 1994, the Company filed an application with the MPSC seeking approval of the special manufacturing contracts. The Commission scheduled expedited hearings in this case, which were completed in December 1994. An order approving these long-term contracts is expected to be issued in March 1995.

   FERMI 2 - The December 1988 MPSC order established, for the period
January 1989 through December 2003, (1) a cap on Fermi 2 capital additions of $25 million per year, in 1988 dollars adjusted by the Consumers Price Index ("CPI"), cumulative, (2) a cap on Fermi 2 non-fuel operation and maintenance expenses adjusted by the CPI and (3) a capacity factor performance standard based on a three-year rolling average commencing in 1991. For a capital investment of $200 million or more (in 1988 dollars adjusted by the CPI), the Company must obtain prior MPSC approval to be included in rate base. See Note 1 - Regulation.

   Under the cap on Fermi 2 capital expenditures, the cumulative amount available totals $50 million (in 1994 dollars) at December 31, 1994. Under the cap on non-fuel operation and maintenance expenses, the cumulative amount available totals $31 million (in 1994 dollars) at December 31, 1994.

   Under the capacity factor performance standard, a disallowance of net incremental replacement power cost will be imposed for the amount by which the Fermi 2 three-year rolling average capacity factor is less than the greater of either the average of the top 50% of U.S. boiling water reactors or 50%. For purposes of the capacity factor performance standard, the capacity for Fermi 2 for the period 1989-1993 shall be 1,093 MW, and 1,139 MW for each year thereafter until December 31, 2003.

   As discussed in Note 2, Fermi 2 was out of service in 1994 and will operate at a reduced power output until the installation of major turbine components during the next refueling outage in 1996. As a result, the three-year rolling average capacity factor will be unfavorably affected in 1994-1997. The plant's capacity factor was 0%, 86.5% and 76.6% during 1994, 1993 and 1992, respectively, or a three-year rolling average of 54.4% in 1994. The average capacity factor for the top 50% of U.S. boiling water reactors for the 36-month period ending September 1994, was 79.2%. The Company has accrued for the Fermi 2 capacity factor performance standard disallowances that will be imposed during the period 1994-1997.

   In accordance with April 1986 and December 1988 MPSC rate orders, ratemaking treatment of the Company's Fermi 2 project costs of $4.858 billion is as follows:

(1) $3.018 billion in rate base with recovery and return, (2) $300 million amortized over 10 years with no return, (3) $513 million amortized over 19 years with associated interest of 8% and (4) $1.027 billion disallowed and written off by the Company in 1988.

   At December 31, 1994, the Company's net plant investment in Fermi 2 was $3.1 billion ($3.9 billion less accumulated depreciation and amortization of $0.8 billion).

   Under the December 1988 MPSC order, if nuclear operations at Fermi 2 permanently cease, amortization in rates of the $300 million and $513 million investments in Fermi 2 would continue and the remaining net rate base investment amount shall be removed from rate base and amortized in rates, without return, over 10 years with such amortization not to exceed $290 million per year. In this event, unamortized amounts of deferred depreciation and deferred return, recorded in the Consolidated Balance Sheet under the phase-in plan prior to the removal of Fermi 2 from rate base, will continue to be amortized, with a full return on such unamortized balances, so that all amounts deferred are recovered during the period ending no later than December 31, 1998. The December 1988 and January 21, 1994 rate orders do not address the costs of decommissioning if operations at Fermi 2 prematurely cease.

   The Company has and believes it will continue to operate under the terms of all applicable MPSC orders with no significant adverse effects as a result of any cost recovery restrictions contained therein.

NOTE 4 - JOINTLY-OWNED UTILITY PLANT

The Company's portion of jointly-owned utility plant is as follows:



- ------------------------------------------------------------------------------------
                                                                       LUDINGTON
                                                                        PUMPED
                                                  BELLE RIVER           STORAGE
- ------------------------------------------------------------------------------------
In-service date                                   1984-1985              1973
Undivided ownership interest                          *                   49%
Investment (millions)                             $1,026.6               $174.3
Accumulated depreciation
  (millions)                                      $  297.8               $ 67.1

    * The Company's undivided ownership interest is 62.78% in Unit No. 1, 81.39% of the portion of the facilities applicable to Belle River used jointly by the Belle River and St. Clair Power Plants, 49.59% in certain transmission lines and, at December 31, 1994, 75% in facilities used in common with Unit No. 2.

BELLE RIVER - The Michigan Public Power Agency ("MPPA") has an undivided ownership interest in Belle River Unit No. 1 and certain other related facilities. MPPA is entitled to 18.61% of the capacity and energy of the entire plant and is responsible for the same percentage of the plant's operation and maintenance expenses and capital improvements. The Company is obligated to provide MPPA with backup power when either unit is out of service.

   The Company was required to purchase MPPA's capacity and energy entitlement through 1994. Such purchases were 80% for 1992, 20% for 1993 and 10% for 1994. The cost for the buyback of power was based on MPPA's plant-related investment, interest costs incurred by MPPA on their original project financing plus 2.5%, and certain other costs such as depreciation and operation and maintenance expenses. Buyback payments to MPPA were $50.9 million, $12.5 million and $6.0 million for 1992, 1993 and 1994, respectively.

LUDINGTON PUMPED STORAGE - Operation, maintenance and other expenses of the Ludington Pumped Storage Plant ("Ludington") are shared by the Company and Consumers Power Company ("Consumers") in proportion to their respective interests in the plant. See Note 12 for a discussion of litigation related to Ludington.

NOTE 5 - SALE OF ACCOUNTS RECEIVABLE AND UNBILLED REVENUES

The Company has an agreement providing for the sale and assignment, from time to time, of an undivided ownership interest in $200 million of the Company's customer accounts receivable and unbilled revenues.

   At December 31, 1994 and 1993, customer accounts receivable and unbilled revenues in the Consolidated Balance Sheet have been reduced by $200 million reflecting the sale. All expenses associated with the program are being charged to other income and deductions in the Consolidated Statement of Income.

NOTE 6 - INCOME TAXES

Total income tax expense as a percent of income before tax varies from the statutory federal income tax rate for the following reasons:


- ----------------------------------------------------------------------------------------------------------
                                                                 Percent of Income Before Tax
                                                    ------------------------------------------------------
                                                         1994                1993               1992
- ----------------------------------------------------------------------------------------------------------
Statutory income tax rate                                35.0%               35.0%              34.0%
   Deferred Fermi 2 depreciation
      and return                                          3.5                 1.1               (0.6)
   Investment tax credit                                 (1.9)               (1.7)              (1.9)
   Depreciation                                           5.5                 3.9                3.3
   Other-net                                             (3.2)               (1.6)              (0.2)
                                                    ------------------------------------------------------
Effective income tax rate                                38.9%               36.7%              34.6%
                                                    ======================================================

Components of income taxes were applicable to the following:

- --------------------------------------------------------------------------------------------------------------
                                                                    1994             1993            1992
- --------------------------------------------------------------------------------------------------------------
                                                                                  (Thousands)
Operating expenses
   Current                                                        $195,848         $243,480        $204,346
   Deferred-net                                                  ---------------------------------------------
      Borrowed funds component of AFUDC                             (1,081)          (1,081)         (1,081)
      Depreciation and amortization                                 52,873           74,567          70,864
      Property taxes                                               (23,640)          (9,590)          3,952
      Alternative minimum tax                                            -           28,174          50,537
      Fermi 2 capitalized labor and
         expenses                                                   (1,998)          (1,692)         (1,692)
      Nuclear fuel                                                  14,645           (1,543)          6,313
      Fermi 2 performance reserve                                  (10,850)               -               -
      Reacquired debt losses                                        43,162                -               -
      Indirect construction costs                                   (1,268)          (1,268)         (1,268)
      Uncollectible accounts                                         1,380             (700)         (3,060)
      Contributions in aid of construction                          (6,898)          (3,756)         (4,877)
      Fermi 2 refueling outage                                       6,798           (6,136)          2,068
      Shareholder value improvement plan                             2,244              559          (2,256)
      Coal contract buyouts                                           (401)          (1,411)         (1,918)
      Injuries and damages                                          (1,071)          (5,855)              -
      Steam purchase reserve                                             -           (3,850)              -
      Employee reorganization expenses                               4,200           (4,200)              -
      Pensions and benefits                                         10,130            4,925           3,708
      Other                                                           (590)           1,073          (6,110)
                                                                 ---------------------------------------------
                                                                    87,635           68,216         115,180
                                                                 ---------------------------------------------
   Investment tax credit-net
      Utilized                                                       2,612              250            (417)
      Amortized                                                    (15,438)         (14,477)        (16,351)
                                                                 ---------------------------------------------
                                                                   (12,826)         (14,227)        (16,768)
                                                                 ---------------------------------------------
         Total                                                     270,657          297,469         302,758
                                                                 ---------------------------------------------
Other income and deductions
   Current                                                          (8,083)          (7,712)         (5,464)
   Deferred-net                                                        (28)            (882)         (1,644)
                                                                 ---------------------------------------------
         Total                                                      (8,111)          (8,594)         (7,108)
                                                                 ---------------------------------------------
Disallowed plant costs and accretion income
   Current                                                         (18,384)         (18,405)        (19,835)
   Deferred-net
      Disallowed plant costs                                        17,863           17,863          19,874
      Accretion income                                               4,773           14,604          15,537
                                                                 ---------------------------------------------
         Total                                                       4,252           14,062          15,576
                                                                 ---------------------------------------------
Total income taxes                                                $266,798         $302,937        $311,226
                                                                 =============================================

   The Fermi 2 phase-in plan required the Company to record additional deferred income tax expense related to deferred depreciation totaling $33.5 million, with this amount amortized to income over the six-year period ending December 31, 1998.

   In January 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes. At January 1, 1993, the Company recorded an increase in accumulated deferred income tax liabilities of $740 million representing (a) the tax effect of temporary differences not previously recognized and (b) the recomputing of its tax liability at the current tax rate. The liability increase was offset by a regulatory asset of equal value, titled "Recoverable Income Taxes" in the Consolidated Balance Sheet. This regulatory asset represents the future revenue recovery from customers for these taxes as they become payable, with no effect on net income. In August 1993, the Omnibus Budget Reconciliation Act of 1993 increased the federal corporate income tax rate from 34% to 35% retroactive to January 1, 1993. As a result, the Company recorded (1) an increase of $88.1 million in accumulated deferred income tax liabilities, offset by a corresponding increase in "Recoverable Income Taxes," and (2) an increase of $10.4 million in income tax expense.

   At December 31, 1994, "Recoverable Income Taxes" totaled $663.1 million (deferrals of $828.1 million in 1993 less amortization of $108.2 million in 1994 and $56.8 million in 1993).

Deferred income tax assets (liabilities) are comprised of the following at December 31:


- ------------------------------------------------------------------------------------------------------------
                                                                      1994                       1993
- ------------------------------------------------------------------------------------------------------------
                                                                                (Thousands)
   Property                                                        $(2,070,943)              $(2,023,328)
   Fermi 2 deferred depreciation and return                           (170,668)                 (207,724)
   Property taxes                                                      (52,913)                  (76,553)
   Investment tax credit                                               187,000                   195,000
   Reacquired debt losses                                              (43,162)                        -
   Other                                                               103,240                    63,096
                                                                   -----------               -----------
                                                                   $(2,047,446)              $(2,049,509)
                                                                   ===========               ===========
   Deferred income tax liabilities                                 $(2,566,578)              $(2,590,064)
   Deferred income tax assets                                          519,132                   540,555
                                                                   -----------               -----------
                                                                   $(2,047,446)              $(2,049,509)
                                                                   ===========               ===========

   In 1993, the MPSC issued an order, in a generic proceeding, authorizing accounting procedures consistent with SFAS No. 109 and providing assurance that the effects of previously flowed-through tax benefits will continue to be allowed rate recovery.

   The federal income tax returns of the Company are settled through the year 1988. The Company believes that adequate provisions for federal income taxes have been made through December 31, 1994.

NOTE 7 - COMMON STOCK AND CUMULATIVE PREFERRED AND PREFERENCE STOCK

At December 31, the outstanding Cumulative Preferred Stock redeemable solely at the option of the Company was:


- ------------------------------------------------------------------------------------------------------------
                                                               Date of Issuance         1994         1993
- ------------------------------------------------------------------------------------------------------------
                                                                                           (Thousands)
  CUMULATIVE PREFERRED STOCK
   5 1/2% Convertible Series, 55,470 and 59,419 shares,
     respectively                                               October 1967          $  5,547     $  5,942
   7.68% Series, 500,000 shares                                 March 1971              50,000       50,000
   7.45% Series, 600,000 shares                                 November 1971           60,000       60,000
   7.36% Series, 750,000 shares                                 December 1972           75,000       75,000
   7.75% Series, 1,500,000 shares                               February 1993          150,000      150,000
   7.74% Series, 500,000 shares                                 April 1993              50,000       50,000
   Preferred stock expense                                                             (10,264)     (10,259)
                                                                                     -----------------------
     Total Cumulative Preferred Stock                                                 $380,283     $380,683
                                                                                     =======================

The Convertible Cumulative Preferred Stock, 5 1/2% Series, is convertible by the holder into Common Stock. The conversion price was $17.79 per share at December 31, 1994. The number of shares converted during 1994, 1993 and 1992 was 3,949, 5,563 and 5,978, respectively. The number of shares of Common Stock reserved for issuance upon conversion and the conversion price are subject to further adjustment in certain events. This Series may be redeemed at any time in whole or in part at the option of the Company at $100 per share, plus accrued dividends.

   The Company's 7.68% Series, 7.45% Series and 7.36% Series Cumulative Preferred Stock are redeemable solely at the option of the Company at a per share redemption price of $101, plus accrued dividends.

   The Company's 7.75% Series and 7.74% Series Cumulative Preferred Stock are redeemable solely at the option of the Company at a per share redemption price of $100 (equivalent to $25 per Depositary Share), plus accrued dividends, on and after April 15, 1998 and July 15, 1998, respectively.

   Apart from MPSC approval and the requirement that common, preferred and preference stock be sold for at least par value, there are no legal restrictions on the issuance of additional authorized shares of such stock.

   At December 31, 1994, there was no outstanding Cumulative Preferred Stock subject to mandatory redemption.

   At December 31, 1994, the Company had Cumulative Preference Stock of $1 par value, 30,000,000 shares authorized with 30,000,000 shares unissued.

   On August 4, 1994, the Company purchased 2,206,635 shares of its $10 par value Common Stock at a price of $27.125 per share, totaling $59.9 million, from the trustee of the Detroit Edison Savings & Investment Plans. These shares were canceled and reverted to the status of authorized but unissued shares.

NOTE 8 - SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS

   As described below, at December 31, 1994, the Company had total short-term credit arrangements of approximately $405 million. At December 31, 1994 and December 31, 1993, $39.5 million and $138.2 million of short-term borrowings were outstanding with weighted average interest rates of 6.2% and 3.4%, respectively.

   The Company had bank lines of credit of $200 million, all of which had commitment fees in lieu of compensating balances. Commitment fees incurred in 1994 for bank lines of credit were approximately $0.3 million. The Company uses bank lines of credit to support the issuance of commercial paper and bank loans. All borrowings are at prevailing money market rates which are below the banks' prime lending rates.

   In May 1993, FERC issued its order authorizing the continuation of the Company's $1 billion of short-term borrowing authority. This authority will be in effect through May 31, 1995.

   The Company has a nuclear fuel financing arrangement (heat purchase contract) with Renaissance Energy Company ("Renaissance"), an unaffiliated company. Renaissance may issue commercial paper or borrow from participating banks on the basis of promissory notes. To the extent the maximum amount of funds available to Renaissance (currently $400 million) is not needed by Renaissance to purchase nuclear fuel, such funds may be loaned to the Company for general corporate purposes pursuant to a separate Loan Agreement. At December 31, 1994, approximately $205 million was available to the Company under such Loan Agreement. See Note 9 for a discussion of the Company's heat purchase contract with Renaissance.

   Renaissance entered into five-year interest rate swap agreements, guaranteed by the Company, in December 1990, with five banks for a nominal amount of $125 million. These agreements are used to reduce the potential impact of increases in interest rates on the variable rate debt by exchanging the receipt of variable rate amounts for fixed interest payments at rates ranging from 8.12% to 8.145% over the life of the agreements. The differential to be paid or received is recognized as an adjustment to the interest component included as part of nuclear fuel expense.

NOTE 9 - LEASES

Future minimum lease payments under long-term noncancellable leases, consisting of nuclear fuel ($221 million computed on a projected units of production basis), lake vessels ($48 million), locomotives and coal cars ($149 million), office space ($28 million) and computers, vehicles and other equipment ($6 million) at December 31, 1994 are as follows:


- ----------------------------------------------------------------------------------------------------------
                         (MILLIONS)                                                     (MILLIONS)
- ----------------------------------------------------------------------------------------------------------
1995                         $103                        1998                               $ 41
1996                           99                        1999                                 23
1997                           61                        Remaining years                     125
                                                                                            ----
                                                                      Total                 $452
                                                                                            ====
- ----------------------------------------------------------------------------------------------------------



   The Company has a heat purchase contract with Renaissance which provides for the purchase by Renaissance for the Company of up to $400 million of nuclear fuel, subject to the continued availability of funds to Renaissance to purchase such fuel. Title to the nuclear fuel is held by Renaissance. The Company makes quarterly payments under the heat purchase contract based on the consumption of nuclear fuel for the generation of electricity. Renaissance's investment in nuclear fuel was $193 million and $184 million at December 31, 1994 and 1993, respectively. The increase in 1994 from 1993 of $9 million includes purchases of $3 million and capitalized interest of $6 million.

   Under SFAS No. 71, amortization of leased assets is modified so that the total of interest on the obligation and amortization of the leased asset is equal to the rental expense allowed for ratemaking purposes. For ratemaking purposes, the MPSC has treated all leases as operating leases. Net income is not affected by capitalization of leases.

   Rental expenses for both capital and operating leases were $49 million (including $8 million for nuclear fuel), $126 million (including $89 million for nuclear fuel) and $108 million (including $70 million for nuclear fuel) for 1994, 1993 and 1992, respectively.

NOTE 10 - LONG-TERM DEBT
- -----------------------------------------------------------------------------
The Company's 1924 Mortgage and Deed of Trust ("Mortgage"), the lien of which covers substantially all of the Company's properties, provides for the issuance of additional bonds. At December 31, 1994, approximately $3.1 billion principal amount of Mortgage Bonds could have been issued on the basis of property additions, combined with an earnings test provision, assuming an interest rate of 8.9% on any such additional Mortgage Bonds. An additional $1.2 billion principal amount of Mortgage Bonds could have been issued on the basis of bond retirements.

   Long-term debt outstanding at December 31 was:


- ---------------------------------------------------------------------------------------------------------------------
                                                                     Interest Rate           1994            1993
- ---------------------------------------------------------------------------------------------------------------------
                                                                                       (Thousands)
GENERAL AND REFUNDING MORTGAGE BONDS
   Series R, due 12/1/96                                                 6    %            $  100,000     $  100,000
   Series S, due 10/1/98                                                 6.4                  150,000        150,000
   1989 Series A, due 7/1/19                                             9 7/8                      -        168,285
   1990 Series A, due 3/31/20                                            7.904                163,254        169,533
   1990 Series B, due 3/31/16                                            7.904                209,352        218,868
   1990 Series C, due 3/31/14                                            8.357                 68,380         71,799
   1992 Series D, due 8/1/02 and 8/1/22                                  7.605 *              290,000        300,000
   1992 Series E, due 12/15/99                                           6.83                  50,000         50,000
   1993 Series B, due 12/15/99                                           6.83                  50,000         50,000
   1993 Series C, due 1/15/03 and 1/13/23                                7.939 *              225,000        225,000
   1993 Series D, due 4/1/99                                             6.45                 100,000        100,000
   1993 Series E, due 3/15/00, 3/17/03 and 3/15/23                       6.854 *              390,000        400,000
   1993 Series G, due 5/1/97 and 5/1/01                                  5.921 *              225,000        225,000
   1993 Series J, due 6/1/18                                             7.74                 270,000        300,000
   Less:  Unamortized net discount                                                               (182)        (1,906)
          Amount due within one year                                                          (19,214)       (19,214)
                                                                                           -------------------------
                                                                                           $2,271,590     $2,507,365
                                                                                           -------------------------
REMARKETED NOTES
  Secured by corresponding amounts of General and
   Refunding Mortgage Bonds
     1993 Series H, due 7/15/28                                          5.839 **          $   50,000     $   50,000
     1993 Series K, due 8/15/33                                          4 5/8 **             160,000        160,000
     1994 Series C, due 8/15/34                                          6.708 **             200,000              -

     Less:  Unamortized net discount                                                             (177)          (181)
                                                                                           -------------------------
                                                                                           $  409,823     $  209,819
                                                                                           -------------------------



                                                                        Interest Rate             1994           1993
- ------------------------------------------------------------------------------------------------------------------------
                                                                                                      (Thousands)
TAX EXEMPT REVENUE BOND OBLIGATIONS
 Secured by corresponding amounts of General and
   Refunding Mortgage Bonds
     Installment Sales Contracts, due 9/1/05 - 9/1/24                    7.32%*            $  302,155     $  306,440
       Less:  Unamortized net discount                                                           (279)          (293)
              Funds on deposit with Trustee                                                         -           (160)
              Amount due within one year                                                            -           (435)
                                                                                           -----------------------------
                                                                                           $  301,876     $  305,552
                                                                                           -----------------------------

     Loan Agreements, due 7/15/08 - 8/1/24                               6.73 *            $  487,495     $  467,025
       Less:  Unamortized net discount                                                            (73)             -
                                                                                           -----------------------------
                                                                                           $  487,422     $  467,025
                                                                                           -----------------------------
  Unsecured
      Installment Sales Contracts, due 12/15/15 - 12/1/19                8.95 *            $  314,060     $  290,360
                                                                                           -----------------------------


      Loan Agreements, due 4/15/10 - 10/1/24                             5.02 *            $   40,525     $   50,475
                                                                                           -----------------------------


                                                                                           $1,143,883     $1,113,412
                                                                                           -----------------------------
         Total Long-Term Debt                                                              $3,825,296     $3,830,596
                                                                                           =============================

 *  Weighted average interest rate at December 31, 1994.
**  Variable rate at December 31, 1994.

In 1995, 1996, 1997, 1998 and 1999, long-term debt maturities consist of $19 million, $119 million, $144 million, $169 million and $219 million, respectively.

In June 1992, the Company entered into a three-year interest rate swap agreement matched to a $31 million variable rate tax exempt revenue bond. This agreement is used to reduce the potential impact of increases in interest rates on the variable rate debt by exchanging the receipt of variable rate amounts for fixed interest payments at a rate of 4.32% over the life of the agreement. The differential to be paid or received is recognized as an adjustment to interest expense related to the debt.

 NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND TEMPORARY CASH INVESTMENTS/SHORT-TERM BORROWINGS
   The carrying amount approximates fair value because of the short maturity of those instruments.

OTHER INVESTMENTS
   The fair value of the Company's other investments was not estimated since they are not material and because some are already recorded at fair value.

NUCLEAR DECOMMISSIONING TRUST FUNDS
   The fair value of the Company's nuclear decommissioning trust funds is estimated based on quoted market prices for securities and carrying amount for the cash equivalents.

SALE OF ACCOUNTS RECEIVABLE AND UNBILLED REVENUES
   The carrying amount approximates fair value because of the short maturity of accounts receivable and unbilled revenues pledged for sale.

CUMULATIVE PREFERRED STOCK
   The fair value of the Company's preferred stock outstanding is estimated based on the quoted market prices for the same or similar issues.

LONG-TERM DEBT
   The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

CUSTOMER SURETY DEPOSITS
   Surety deposits, including interest as specified by MPSC regulation, are returned to customers. The carrying amount approximates fair value.

   The estimated fair values of the Company's financial instruments at December 31, all of which are held or issued for purposes other than trading, are as follows:

                                                          1994                               1993
                                                   --------------------------        -------------------------
                                                   Carrying           Fair           Carrying           Fair
                                                    Amount            Value           Amount            Value
                                                   --------         --------         --------         --------
                                                                           (Thousands)
Cash and temporary cash investments                $    8,122       $   8,122        $   11,071       $   11,071
Other investments                                      15,168          15,168             2,809            2,809
Nuclear decommissioning trust funds                    76,492          76,492            29,929           31,290
Sale of accounts receivable and
   unbilled revenues                                  200,000         200,000           200,000          200,000
Cumulative preferred stock                            390,547         336,249           390,942          396,154
Long-term debt                                      3,844,510       3,511,459         3,850,405        4,106,216
Short-term borrowings                                  39,489          39,489           138,204          138,204
Customer surety deposits                               10,870          10,870            10,819           10,819

NOTE 12 - COMMITMENTS AND CONTINGENCIES

COMMITMENTS - The Company has entered into purchase commitments of approximately $638 million at December 31, 1994, which includes, among other things, the costs of major turbine components to be replaced at Fermi 2 and line construction and clearance costs. The Company also has entered into substantial long-term fuel supply and transportation commitments.
  The Company has an Energy Purchase Agreement ("Agreement") for the purchase of steam and electricity from the Detroit Resource Recovery Facility. Under the Agreement, the Company will purchase steam through the year 2008 and electricity through June 30, 2024. Purchases of steam and electricity were $21.3 million, $23.6 million and $24.5 million for 1992, 1993 and 1994, respectively, and annual purchase commitments are approximately $30.0 million, $33.2 million, $35.8 million, $37.0 million and $38.3 million for 1995, 1996, 1997, 1998 and 1999, respectively.

CONTINGENCIES - In 1986, the Michigan Attorney General and the Michigan Natural Resources Commission filed a state lawsuit against the Company and Consumers as co-owners of Ludington for claimed aquatic losses. The Company is a 49% co-owner of Ludington. The suit, which alleges violations of the Michigan Environmental Protection Act and the common law for claimed aquatic losses, seeks past damages (including interest) of approximately $148 million and future damages (from the time of the filing of the lawsuit) in the amount of approximately $89,500 per day (of which 49% would be applicable to the Company).

  In 1986, two environmental organizations requested FERC to withdraw the Ludington license or provide some mitigation for fish mortality. In April 1989, Consumers and the Company were ordered by the FERC to install a temporary barrier net around the plant to protect fish on an interim basis until permanent measures could be developed. A net has been in operation for six seasons and the companies have proposed that it be utilized as part of the permanent solution.

  On October 5, 1994, the Company and all other parties to the state action and the FERC proceeding, except certain Indian tribes, reached a tentative settlement. The settlement agreement is subject to FERC and MPSC approval. (The Michigan Supreme Court is holding this matter in abeyance pending approval of a settlement.) The settlement provides for damages and use of the net as a permanent solution. The net present value of the Company's portion of the damages is estimated to be approximately $30 million which will be paid over a 24-year period, including $10 million to enhance recreational opportunities on Company-owned and donated property. At December 31, 1994, the Company has recorded a regulatory asset and liability of $7 million for past damages, pending approval by the FERC and MPSC.

  In January 1989, the Environmental Protection Agency ("EPA") issued an administrative order under the Comprehensive Environmental Response, Compensation and Liability Act ordering the Company and 23 other potentially responsible parties ("PRPs") to begin removal activities at the Carter Industrials superfund site. In June 1993, a Consent Decree was entered by the U.S. District Court for the Eastern District of Michigan. It included a provision for the payment of past costs incurred by the EPA of which the Company's share was approximately $1.3 million, paid in June 1993. The Company has recorded a liability of $8.4 million, which amount was charged to other operation expense in the Consolidated Statement of Income in 1989-1992, as its anticipated cost of the clean-up in 1995-1997. On July 7, 1994, the PRPs in this matter petitioned the EPA to consider amending the clean-up plan to permit landfill disposal of certain contaminated soil and on December 12, 1994, the EPA issued a public notice of its intent to amend the Consent Decree to incorporate the proposed change in the clean-up plan. Should the procedure be approved, the Company's portion of the clean-up costs will be reduced by approximately $3 million. There is, however, the possibility that EPA may, through subsequent proceedings, require a clean-up of the sewer and sewer outfall emptying into the Detroit River.

  In August 1993, the Company, along with approximately 28 other parties, received a "Notice of Demand" from the Michigan Department of Natural Resources ("MDNR"), acting pursuant to a Michigan statute, for all past ($142,000) and future costs incurred by the state in performing response activities related to the Carter Industrials site. In addition, the notice indicated the need to conduct a PCB-sediment sampling program at the sewer outfall emptying into the Detroit River. In response to the "Notice of Demand," the Carter Industrials Site Group (the group, including the Company, of PRPs formed to jointly remediate the Carter Industrials site) paid $126,600 of past costs incurred by the MDNR, of which approximately 45% ($57,000) was paid by the Company. The group declined to commit to pay future costs which the MDNR may incur and declined to conduct the program of Detroit River sediment sampling and analysis requested by the MDNR. At this time, it is impossible to predict what impact, if any, this matter will have upon the Company.

  The Energy Act became effective in October 1992. While the Company is unable to predict the ultimate impact of this legislation on its operations, the Company expects that, over time, non-utility generation resources will be developed which will result in greater competition for power sales.

  In addition to the matters reported herein, the Company is involved in litigation and environmental matters dealing with the numerous aspects of its business operations. The Company believes that such litigation and the matters discussed above will not have a material effect on its financial position or results of operations.

  See Notes 2 and 3 for a discussion of contingencies related to Fermi 2.

NOTE 13 -        EMPLOYEES' RETIREMENT PLAN AND OTHER POSTRETIREMENT BENEFITS

EMPLOYEES' RETIREMENT PLAN - The Company has a trusteed and non-contributory defined benefit retirement plan ("Plan") covering all eligible employees who have completed six months of service. The Plan provides retirement benefits based on the employee's years of benefit service, average final compensation and age at retirement. The Company's policy is to fund pension cost calculated under the projected unit credit actuarial cost method, provided that this amount is at least equal to the minimum funding requirement of the Employee Retirement Income Security Act of 1974, as amended, and is not greater than the maximum amount deductible for federal income tax purposes. Contributions were made to the Plan totaling $23.7 million in 1992, $29.4 million in 1993 and $45.8 million in 1994.


   Net pension cost included the following components:


- -----------------------------------------------------------------------------------------------------------
                                                                1994              1993              1992
- -----------------------------------------------------------------------------------------------------------
                                                                        (Thousands)
Service cost - benefits earned during
   the period                                               $ 25,146         $  22,945          $ 21,644
Interest cost on projected benefit
   obligation                                                 75,922            74,490            70,511
Actual return on Plan assets                                  (3,272)         (119,037)          (56,208)
Net deferral and amortization:
   Deferral of net gain (loss) during
      current period                                         (90,069)           33,435           (23,528)
   Amortization of unrecognized prior
      service cost                                             3,613             3,297             2,776
   Amortization of unrecognized net
      asset resulting from initial
      application                                             (4,507)           (4,507)           (4,507)
                                                            --------------------------------------------
Net pension cost                                            $  6,833         $  10,623          $ 10,688
                                                            ============================================

   Assumptions used in determining net pension cost are as follows:


- ------------------------------------------------------------------------------------------------------------
                                                                    1994            1993              1992
- ------------------------------------------------------------------------------------------------------------
Discount rate                                                       7.5%            8.0%              8.0%
Annual increase in future compensation
   levels                                                           4.5             5.0               5.0
Expected long-term rate of return on
   Plan assets                                                      9.5             9.5               9.5
- ------------------------------------------------------------------------------------------------------------


   The following reconciles the funded status of the Plan to the amount recorded in the Company's Consolidated Balance Sheet:


- ------------------------------------------------------------------------------------------------------------
                                                                                       December 31
                                                                             -------------------------------
                                                                                 1994             1993
- ------------------------------------------------------------------------------------------------------------
                                                                                   (Thousands)
Plan assets at fair value, primarily equity
   and debt securities                                                       $1,054,048       $1,059,775
                                                                             -------------------------------
Less actuarial present value of benefit obligation:
   Accumulated benefit obligation, including vested
      benefits of $852,374 and $872,138, respectively                           872,530          892,761
   Increase in future compensation levels                                       138,411          152,279
                                                                             -------------------------------
   Projected benefit obligation                                               1,010,941        1,045,040
                                                                             -------------------------------
Plan assets in excess of projected benefit obligation                            43,107           14,735
Unrecognized net asset resulting from initial
   application                                                                  (33,288)         (37,795)
Unrecognized net loss (gain)                                                      3,856           (7,315)
Unrecognized prior service cost                                                  40,391           45,518
                                                                             -------------------------------
Asset recorded as Other Deferred Debits
   in the Consolidated Balance Sheet                                         $   54,066       $   15,143
                                                                             ===============================
- ------------------------------------------------------------------------------------------------------------



   Assumptions used in determining the projected benefit obligation are as follows:


- -----------------------------------------------------------------------------------------------------------
                                                                                      December 31
                                                                                 --------------------------

                                                                                 1994             1993
- -----------------------------------------------------------------------------------------------------------
Discount rate                                                                     8.0%              7.5%
Annual increase in future compensation levels                                     4.5               4.5
- -----------------------------------------------------------------------------------------------------------




   The unrecognized net asset at date of initial application is being amortized over approximately 15.4 years, which was the average remaining service period of employees at January 1, 1987.

   In addition to the Plan, the Company has several supplemental non-qualified, non-contributory, unfunded retirement benefit plans for certain management employees.

OTHER POSTRETIREMENT BENEFITS - The Company provides certain postretirement health care and life insurance benefits for retired employees. Substantially all of the Company's employees will become eligible for such benefits if they reach retirement age while working for the Company. These benefits are provided principally through insurance companies and other organizations.

   Effective January 1, 1993, the Company adopted the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The standard required the Company to change its accounting for postretirement benefits from the pay-as-you-go (cash) basis to the accrual of such benefits during the active service periods of employees to the date they attain full eligibility for benefits. The transition obligation at the time of adoption is being amortized over 20 years. The Company's incremental cost upon adoption of the standard was $49 million for 1993 which is being deferred in accordance with the January 21, 1994 MPSC rate order. See Note 3. This amount is being amortized and recovered in rates over the estimated four-year period 1994-1997.

   Net other postretirement benefits cost included the following components:

- -----------------------------------------------------------------------------------------------------------
                                                                                 1994             1993
- -----------------------------------------------------------------------------------------------------------
                                                                                   (Thousands)
      Service cost - benefits earned
         during the period                                                    $16,267             $15,312
      Interest cost on accumulated
         postretirement benefit obligation                                     33,459              33,787
      Actual return on assets                                                    (208)                (18)
      Deferral of net loss during current period                                 (833)                  -
      Amortization of unrecognized
         transition obligation                                                 20,633              21,685
                                                                              -----------------------------
      Net other postretirement benefits cost                                  $69,318             $70,766
                                                                              =============================
- -----------------------------------------------------------------------------------------------------------

   Assumptions used in determining net other postretirement benefits cost are as follows:

- ----------------------------------------------------------------------------------------------------------
                                                                                  1994              1993
- ----------------------------------------------------------------------------------------------------------
Discount rate                                                                     7.5%              8.0%
Annual increase in future compensation levels                                     4.5               5.0
Expected long-term rate of return on assets                                       9.5               9.5
- -----------------------------------------------------------------------------------------------------------

   The following reconciles the funded status to the amount recorded in the Company's Consolidated Balance Sheet:


- ----------------------------------------------------------------------------------------------------------
                                                                                      December 31
                                                                              ----------------------------
                                                                                 1994             1993
- ----------------------------------------------------------------------------------------------------------
                                                                                    (Thousands)
      Actuarial present value of benefit obligation:
         Retirees                                                             $(256,370)       $(242,787)
         Fully eligible active participants                                     (67,581)         (65,933)
         Other active participants                                             (140,710)        (129,075)
                                                                              ----------------------------
      Accumulated postretirement benefit obligation                            (464,661)        (437,795)

      Less assets at fair value, primarily
         equity and debt securities                                              58,080              599
                                                                              ----------------------------
      Benefit obligation in excess of assets                                   (406,581)        (437,196)

      Unrecognized transition obligation                                        369,459          392,026
      Unrecognized net gain                                                         (21)          (3,397)
                                                                              ----------------------------
      Liability recorded as Other Non-Current
         Liabilities in the Consolidated Balance Sheet                        $ (37,143)       $ (48,567)
                                                                              ============================
- ------------------------------------------------------------------------------------------------------------

   Assumptions used in determining the accumulated benefit obligation are as follows:

- -----------------------------------------------------------------------------------------------------------
                                                                                        December 31
                                                                              -----------------------------
                                                                                  1994              1993
- -----------------------------------------------------------------------------------------------------------
Discount rate                                                                     8.0%              7.5%
Annual increase in future compensation levels                                     4.5               4.5
- -----------------------------------------------------------------------------------------------------------

Benefit costs were calculated assuming health care cost trend rates beginning at 12.6% for 1994 and decreasing to 6.0% in 2008 and thereafter for persons under age 65 and decreasing from 7.4% to 6.0% for persons age 65 and over. A one-percentage-point increase in health care cost trend rates would increase the aggregate of the service cost and interest cost components of benefit costs by $6 million for 1994 and increase the accumulated benefit obligation by $47 million at December 31, 1994.

NOTE 14 - SUPPLEMENTARY QUARTERLY FINANCIAL INFORMATION (UNAUDITED)



- ------------------------------------------------------------------------------------------------------------
                                                                   1994 Quarter Ended
                                                ------------------------------------------------------------
                                                 Mar. 31         June 30        Sept. 30          Dec. 31
- ------------------------------------------------------------------------------------------------------------
                                                       (Thousands, except per share amounts)
Operating Revenues                               $899,589       $872,690        $944,389         $802,673
Operating Income                                  189,319        161,832         200,298          167,946
Net Income                                        112,870         87,283         124,381           95,375
Earnings for Common Stock                         105,458         79,872         116,972           87,967
Earnings Per Share                                   0.72           0.54            0.80             0.61
- ------------------------------------------------------------------------------------------------------------



- ------------------------------------------------------------------------------------------------------------
                                                                    1993 Quarter Ended
                                                 -----------------------------------------------------------
                                                  Mar. 31        June 30        Sept. 30          Dec. 31
- ------------------------------------------------------------------------------------------------------------
                                                       (Thousands, except per share amounts)
Operating Revenues                               $874,847       $835,171        $976,248         $868,945
Operating Income                                  221,732        186,498         228,436          207,281
Net Income                                        135,203        102,664         153,365          130,671
Earnings for Common Stock                         127,060         94,799         145,950          123,257
Earnings Per Share                                   0.86           0.64            0.99             0.84
- ------------------------------------------------------------------------------------------------------------


   The fourth quarter of 1994 includes a decrease in operating revenues of $59 million, a decrease in operation expense of $65 million and a decrease in maintenance expense of $1 million related to a settlement agreement, with the parties intervening in the 1994 PSCR reconciliation case with the MPSC, for business interruption insurance proceeds associated with the December 25, 1993 outage at Fermi 2. See Note 2.

   Earnings per share amounts for each quarter are required to be computed independently and, therefore, may not equal the amount computed for the total year.

THE DETROIT EDISON COMPANY AND SUBSIDIARY COMPANIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and accompanying Notes thereto, contained herein.

RESULTS OF OPERATIONS

   In 1994, the Company's earnings for common stock were $390.3 million, or $2.67 per share, a decrease of 20.5% from the $491.1 million, or $3.34 per share earned in 1993. The earnings decrease was due in part to a January 21, 1994 order by the Michigan Public Service Commission ("MPSC"), which reduced rates by $78 million annually and increased depreciation and operation expenses by $84 million annually. In addition, accretion income decreased and amortization of the Fermi 2 nuclear power plant phase-in plan increased significantly in 1994. Also, the Company incurred additional one-time charges at the Fermi 2 nuclear power plant, which was out of service in 1994 due to equipment failure, for maintenance expenses and the establishment of a reserve for estimated Fermi 2 performance in 1995-1997. The earnings decrease was limited by higher system sales and lower interest expense due to the early redemption and refinancing of higher cost debt and the redemption of maturing debt.

   At December 31, 1994, the book value of the Company's common stock was $22.89 per share, an increase of 2.5% since December 31, 1993. Return on average total common shareholders' equity was 11.6% in 1994, 15.2% in 1993 and 18.6% in 1992.

   The ratio of earnings to fixed charges for 1994, 1993 and 1992 was 3.13,
3.25 and 3.09, respectively. The ratio of earnings to fixed charges and preferred and preference stock dividend requirements for 1994, 1993 and 1992 was 2.73, 2.88 and 2.79, respectively.

OPERATING REVENUES

Total operating revenues increased (decreased) due to the following factors:

                                                                                    1994                1993
                                                                                  -----------------------------
                                                                                          (Millions)
Rate Changes
   MPSC rate reduction                                                              $(81)              $   -
   Expense stabilization procedure                                                     -                 (63)
   Power Supply Cost Recovery Clause                                                  (5)               (106)
                                                                                  -----------------------------
                                                                                     (86)               (169)

System sales volume and mix                                                          103                 158
Interconnection sales                                                                (17)                  2
Fermi 2 capacity factor
  performance standard reserve                                                       (31)                  -
Other - net                                                                           (5)                  6
                                                                                  -----------------------------
     Total                                                                          $(36)              $  (3)
                                                                                  =============================

Rate Changes

   The January 21, 1994 MPSC rate order reduced the Company's rates by $78 million annually. In keeping with the MPSC's recognition of the need for industrial customers to be competitive, the January 1994 rate reduction was allocated among the various classes of customers approximately as follows:
Industrial-$43 million, Commercial-$24 million, Residential-$10 million and Governmental-$1 million.

   A December 1988 MPSC rate order provided for a moratorium on base rate changes for the five-year period 1989 - 1993, an expense stabilization procedure ("ESP") surcharge, which provided annual revenues of $63 million in 1992 for the effects of inflation, and a suspension of the Power Supply Cost Recovery ("PSCR") Clause for the four-year period 1989 - 1992. The ESP surcharge expired for service rendered on or after January 1, 1993, and the PSCR Clause was reinstated in 1993. As a result of these two items, 1993 operating revenues were reduced by approximately $169 million.

Kilowatthour Sales

Kilowatthour sales increased (decreased) as follows:

                                                                               1994                 1993
                                                                            ------------------------------
Residential                                                                     1.1%                6.4%

Commercial                                                                      3.5                 4.0

Industrial                                                                      5.9                 6.6

Other (includes primarily sales for resale)                                   (14.1)                6.7

   Total System                                                                 2.8                 5.6

Interconnection                                                               (45.2)               12.7

   Total                                                                       (1.0)                6.1


1994

   Residential sales increased due to substantially warmer weather in the second quarter resulting in increased air conditioning and cooling-related loads, partially offset by lower cooling-related loads in the third quarter. The increased heating-related loads in the first quarter were offset by decreased heating-related loads in the fourth quarter. Commercial sales increased due primarily to improved economic conditions and increased cooling-related loads. Industrial sales increased as a result of higher sales to automotive, steel and other manufacturing customers reflecting the improvement in the economy. The decreased sales to other customers reflect lower sales to wholesale for resale customers.

1993

   Residential and commercial sales increased due primarily to substantially warmer summer weather resulting in increased air conditioning and cooling-related loads, partially offset by warmer winter weather reducing heating-related sales. Industrial sales increased due to higher automotive and steel production and improved economic conditions. The increased sales to other customers reflect increased load requirements of wholesale for resale customers.

Interconnection Sales

Interconnection sales represent sales between utilities to meet energy needs as a result of demand and/or generating unit availability.

1994

   Interconnection sales decreased due to the reduced availability of energy for sale as a result of the Fermi 2 outage and lower sales to Consumers Power Company.

1993

   Interconnection sales increased due primarily to increased sales to Consumers Power Company, partially offset by a decrease in sales to Ontario Hydro.

OPERATING EXPENSES

Fuel and Purchased Power

Fuel and purchased power expenses increased (decreased) due to the following factors:

                                                                   1994                      1993
                                                               -------------------------------------
                                                                             (Millions)
Net system output                                                   $ (6)                    $ 43
Average unit cost                                                      59                     (37)
Fermi 2 business interruption insurance proceeds                     (65)                       -
Other                                                                   6                       5
                                                                -------------------------------------
     Total                                                          $ (6)                    $ 11
                                                                =====================================




Net system output and average unit costs were as follows:

                                                                      1994           1993            1992
                                                                  -------------------------------------------
                                                                         (Thousands of Megawatthours)
Power plant generation
   Fossil                                                           42,410         38,882          36,689
   Nuclear                                                               -          8,274           7,338
Purchased power                                                      6,599          2,211           2,705
                                                                  -------------------------------------------
Net system output                                                   49,009         49,367          46,732
                                                                  ===========================================
Average unit cost ($/Megawatthour)                                  $16.94         $15.73          $16.49
                                                                  ===========================================



1994

   The increase in average unit cost resulted from replacing lower-cost nuclear generation with higher-cost fossil generation and purchased power due to the Fermi 2 outage in 1994 as a result of a turbine-generator failure on December 25, 1993. This increase was offset by the receipt of Fermi 2 business interruption insurance proceeds.

1993

   The decrease in average unit cost was due to declining fuel prices resulting from greater use of lower-cost Western low-sulfur coal, increases in lower-cost nuclear generation and decreases in the buyback of Belle River Power Plant capacity and energy from the Michigan Public Power Agency.

Other Operation

1994

   Other operation expense increased due primarily to other postretirement health care and life insurance benefits expense, service quality claims expense and higher nuclear plant, transmission and distribution and demand-side management expenses. These increases were partially offset by lower incentive award expenses related to a shareholder value improvement plan, expenses recorded in the year-earlier period for the write-off of obsolete and excess stock material and a reserve for steam purchases under the agreement with the Greater Detroit Resource Recovery Authority, lower uncollectible and employee reorganization expenses and lower injuries and damages expense.

1993

   Other operation expense increased due primarily to the write-off of obsolete and excess stock material, higher injuries and damages expenses, a provision for employee reorganization expenses, a reserve for steam purchases under the agreement with the Greater Detroit Resource Recovery Authority, incentive award expenses related to a shareholder value improvement plan and expenses related to the new collective bargaining agreement with employees represented by the Utility Workers Union of America - Local 223. These increases were partially offset by lower uncollectible expenses and a 1992 accrual for low-level nuclear waste disposal.

Maintenance

1994

   Maintenance expense increased due primarily to higher nuclear plant and storm expenses, partially offset by lower fossil plant and line clearance expenses. Since Fermi 2 was down for repair in 1994, the Company elected to upgrade various plant facilities which resulted in higher nuclear plant maintenance expense.

1993

   Maintenance expense decreased due primarily to lower line clearance and storm expenses, partially offset by expenses related to the new collective bargaining agreement with employees represented by the Utility Workers Union of America - Local 223.

Depreciation and Amortization

1994 and 1993

   Depreciation and amortization expense increased due to increases in plant in service and, for 1994, to increased Fermi 2 decommissioning costs authorized by the January 21, 1994 MPSC rate order.

Deferred Fermi 2 Depreciation and Amortization

1994 and 1993

   Deferred Fermi 2 depreciation, a non-cash item of income, was recorded beginning with the implementation of the Fermi 2 rate phase-in plan in January 1988. The annual amount deferred decreased each year through 1992. Beginning in 1993 and continuing through 1998, these deferred amounts are amortized to operating expense as the cash recovery is realized through revenues. Deferred

Fermi 2 amortization, also a non-cash item of income, was recorded beginning with the Company's purchase of the Wolverine Power Supply Cooperative, Inc.'s ownership interest in Fermi 2 in February 1990. The annual amount deferred decreases each year through 1999.

Amortization of Deferred Fermi 2 Depreciation and Return

1994 and 1993

   Beginning in 1993, the Company began amortizing to operating expense deferred Fermi 2 depreciation and return as discussed herein.

Taxes Other Than Income Taxes

1994

   Taxes other than income taxes decreased due primarily to lower property taxes, partially offset by higher Michigan Single Business Tax ("MSBT").

1993

   Taxes other than income taxes increased due primarily to higher MSBT expense and higher property taxes.

Income Taxes

1994

   Income taxes decreased due primarily to lower pretax income, partially offset by higher prior years' federal income tax accrual. In March 1994, the Company and the Internal Revenue Service ("IRS") reached a settlement of the Company's income tax returns for the years 1987 and 1988.

1993

   Income taxes decreased due primarily to lower pretax income and prior years' federal income tax accrual, partially offset by an increase in the federal corporate income tax rate from 34% to 35% retroactive to January 1, 1993 and higher taxes due to the reduction of deferred Fermi 2 depreciation, amortization and return.

Deferred Fermi 2 Return

1993

   Deferred Fermi 2 return, a non-cash item of income, was recorded beginning with the implementation of the Fermi 2 rate phase-in plan in January 1988. The annual amount deferred decreased each year through 1992. Beginning in 1993 and continuing through 1998, these deferred amounts are amortized to operating expense as the cash recovery is realized through revenues.

Other Income and Deductions

1994

   Other deductions increased slightly due primarily to the write-off of premiums and expenses related to the $50 million portion of 1989 Series A Mortgage Bonds not refinanced and an accrual for a contribution to the Detroit Edison Foundation.

1993

   Other deductions increased due primarily to an increase in the accrual for decommissioning expenses for Fermi 1, an experimental nuclear unit that has been shut down since 1972.

Accretion Income

1994 and 1993

   Accretion income, a non-cash item of income, was recorded beginning in January 1988 to restore to income, over the period 1988-1998, losses recorded due to discounting indirect disallowances of plant costs. The annual amount of accretion income recorded decreases each year through 1998. Also, effective in January 1994, accretion income decreased due to the return to rate base of Greenwood Unit No. 1.

Long-Term Debt Interest Charges

1994 and 1993

   Long-term debt interest charges decreased due to the early redemption and refinancing of securities when economic and the redemption of maturing securities.

Other Interest Charges

1994

   Other interest charges increased due to higher levels of short-term borrowings, accruals for prior years' MSBT audits and the settlement of 1987 and 1988 IRS audits.

Preferred and Preference Stock Dividend Requirements

1994

   Preferred and preference stock dividend requirements decreased slightly due to the optional and mandatory redemption of outstanding shares in 1993.

1993

   Preferred and preference stock dividend requirements increased slightly due to issuance of cumulative preferred stock, partially offset by optional and mandatory redemption of outstanding shares.

LIQUIDITY AND CAPITAL RESOURCES

The Company's liquidity has improved since the 1988 commercial operation of Fermi 2, a nuclear generating unit comprising 28% of the Company's total assets and 11% of the Company's summer net rated capability, and lower levels of capital expenditures.

Fermi 2

The commercial operation of Fermi 2 completed the Company's power plant construction program. The Company has no current plans for additional generating plants. Ownership of an operating nuclear generating unit such as Fermi 2 subjects the Company to significant additional risks. Nuclear plants are highly regulated by a number of governmental agencies concerned with public health and safety as well as the environment, and consequently, are subject to greater risks and scrutiny than conventional fossil-fueled plants.

   Fermi 2 was out of service in 1994. On December 25, 1993, the reactor automatically shut down following a turbine-generator failure. Safety systems responded within design and regulatory specifications. The turbine suffered mechanical damage, the exciter and generator incurred mechanical and fire damage, and the condenser had some internal damage. The fire was contained in the turbine building, and there was no release of radioactive contaminants during the event. The nuclear part of the plant was not damaged.

   Major repairs have been completed and tests are continuing to balance and synchronize the unit. The Company expects that most repair costs related to returning the Fermi 2 turbine-generator to service will be covered by insurance. These costs are estimated to be in the $70 million to $80 million range. The Company has received partial insurance payments of $25 million for property damage. In addition, the Company has received insurance payments of $66 million for replacement power costs. As a result of an investigation as to the cause of the December 1993 mechanical failure, the Company will replace major Fermi 2 turbine components. Installation of new low-pressure turbine sections is expected to add about 20 megawatts ("MW") of generating capacity to the plant, which would expand the plant's capability by about 2%.

   In the interim period the Company will operate Fermi 2 without the large seventh and eighth stage turbine blades until the next refueling, which will reduce the Fermi 2 power output to a range of about 800 MW to 900 MW. During the lower output period, new turbine shafts and blades will be manufactured for the plant's three low-pressure turbines. These major components will be installed during the next refueling outage in 1996.

   Replacing the major turbine components in 1996 is expected to cost between $30 million and $40 million. These costs will not be covered by insurance. These costs will be capitalized and are expected to be recovered in rates because such costs are less than the cumulative amount available under the cap on Fermi 2 capital expenditures, a provision of the MPSC's December 1988 order.

   At December 31, 1994, Fermi 2 was insured for property damage in the amount of $2.75 billion and the Company had available approximately $8.5 billion in public liability insurance. To the extent that insurable claims for replacement power, property damage, decontamination, repair and replacement and other costs arising from a nuclear incident at Fermi 2 exceed the policy limits of insurance, or to the extent that such insurance becomes unavailable in the future, the Company will retain the risk of loss.

Cash Generation and Cash Requirements

Consolidated Statement of Cash Flows

The Company generates substantial cash flows from operating activities as shown in the Consolidated Statement of Cash Flows. Net cash from operating activities, which is the Company's primary source of liquidity, was $1,063 million in 1992, $1,141 million in 1993 and $953 million in 1994. Net cash from operating activities decreased in 1994 due to lower net income and changes in current assets and liabilities, partially offset by higher non-cash charges to income for the Fermi 2 phase-in plan and depreciation and amortization. Net cash from operating activities increased in 1993 due to lower non-cash items of income for the Fermi 2 phase-in plan, higher depreciation and amortization, and changes in current assets and liabilities, partially offset by lower net income and deferred income taxes.

   Net cash used for investing activities increased in 1994 due primarily to increased funding of nuclear decommissioning trust funds, the purchase of leased equipment and non-utility investments, partially offset by lower plant and equipment expenditures. Net cash used for investing activities decreased in 1993 due primarily to lower plant and equipment expenditures.

   During the period 1992-1994, the Company has engaged in an extensive debt refinancing program. Assuming favorable economic conditions, the Company expects that it will continue to refinance existing higher-cost debt and equity securities. Also, in 1994, as a result of a plan change, the Company entered into the one-time purchase of common stock from the trustee of the Detroit Edison Savings & Investment Plans.

Additional Information

   An MPSC order permits the Company to issue approximately $3.5 billion of securities for the purpose of refinancing debt and preferred and/or preference stock (issued prior to 1993) prior to maturity (when economic) and at maturity, and to replace funds used for those purposes. The Company also has MPSC authority to refinance substantially all non-taxable debt obligations.

   Cash requirements for scheduled long-term debt redemptions are expected to be $19 million, $119 million, $144 million, $169 million and $219 million for 1995, 1996, 1997, 1998 and 1999, respectively.

   Cash requirements for capital expenditures were $363 million in 1994 and are expected to be approximately $1.9 billion for the period 1995 through 1999. In 1995, cash requirements for capital expenditures are estimated at $394 million. Environmental expenditures are expected to approximate $79 million for the period 1995 through 1999, including expenditures for Clean Air Act compliance requirements. See "Environmental Matters" herein.

   The Company's internal cash generation is expected to be sufficient to meet cash requirements for capital expenditures as well as scheduled long-term debt redemption requirements.

   In May 1993, the Federal Energy Regulatory Commission ("FERC") issued its order authorizing the continuation of the Company's $1 billion of short-term borrowing authority. This authority will be in effect through May 31, 1995.

   The Company had total short-term credit arrangements of approximately $405 million at December 31, 1994, under which $39.5 million of borrowings were outstanding.

Capitalization

The Company's capital structure ratios (excluding amounts of long-term debt and preferred and preference stock due within one year) were as follows:

                                                                                  December 31
                                                                     ---------------------------------------
                                                                     1994             1993              1992
                                                                     ----             ----              ----
Common Shareholders' Equity                                          44.2%            43.9%             42.0%
Preferred and Preference Stock                                        5.0              5.1               4.5
Long-Term Debt                                                       50.8             51.0              53.5
                                                                    -----            -----             -----
                                                                    100.0%           100.0%            100.0%
                                                                    =====            =====             =====



Competition

An electric public utility must compete with other energy suppliers to meet its customers' energy needs. Serious issues facing the entire electric utility industry include deregulation, municipalization, cogeneration, independent power production, open access to transmission lines and a more competitive bulk power supply market. Utility customers have the option of self-generation or cogeneration and, depending on the extent of future deregulation, may be able to enter into contracts with other power suppliers. In the future, electric utilities may be required to unbundle their products and services to accommodate emerging competitive alternatives brought about by possible industry restructuring due to deregulation.

   On December 5, 1994, the Company's Board of Directors approved the formation of a holding company. The Company's shareholders will be asked to approve this organizational structure at the Company's April 24, 1995 Annual Meeting of Common Shareholders. This organizational structure will be subject to receipt of a number of regulatory approvals.

   A holding-company structure will provide greater financial flexibility to develop and operate new non-utility businesses. It also will offer a mechanism for better defining and separating the Company's regulated and unregulated businesses, and for protecting the Company's utility business and customers from any risks that may be involved in non-utility ventures.

   When all approvals are in place, the Company's common stock will be exchanged share-for-share for the common stock of the holding company. The holding-company structure could be in place before the end of 1995.

   As a result of the Energy Policy Act of 1992, the Company expects that, over time, non-utility generation resources will be developed which will result in greater competition for power sales. In addition, in April 1994, the MPSC issued an interim order setting forth a framework for a retail wheeling experiment. The 90 MW experiment would last five years commencing with the need for additional capacity, which is expected to be approximately the year 2000, and would be implemented concurrently with the Company's next Request for Proposal case under the MPSC's capacity solicitation process. The Company has appealed the MPSC's interim order with the U.S. District Court for the Western District of Michigan claiming that the MPSC does not have the authority to order the Company to participate in retail wheeling, and that the jurisdiction over transmission rates for wheeling resides with the FERC. The MPSC is expected to issue a final order by the end of April 1995.

   In response to the changing market for electricity, the Company has developed a number of programs designed to increase its efficiency and competitive status and address customer needs. An aggressive demand-side management program has been developed, an integral part of which is an interruptible rate for large industrial customers. This rate, commonly referred to as R-10 and approved by the MPSC, permits its customers to achieve economic benefits while enabling the Company to reduce its peak demand requirements. The January 21, 1994 MPSC rate order increased the 400 MW available under the R-10 rate to 525 MW in 1994 and 650 MW in 1995, with the Company absorbing revenue losses associated with the additional 250 MW made available under this rate.

   As part of a continuing response to the challenge of competition, the Company has executed 10-year special manufacturing contracts with Chrysler Corporation, Ford Motor Company and General Motors Corporation, covering 54 of the Big Three automakers' largest manufacturing locations in Southeastern Michigan. On August 3, 1994, the Company filed the executed special manufacturing contracts with the MPSC. The MPSC must approve these contracts before they can become effective. An order approving these long-term contracts is expected to be issued in March 1995.

   The special manufacturing contracts are available to customers with a total connected load of 100 MW or more for specific locations of 5 MW and over. Service under the special manufacturing contracts will include both firm and interruptible service, which is priced to provide customers with competitively-based electric rates.

   A major feature of the special manufacturing contracts will be the establishment of a long-term, 10-year relationships with these customers during which the Company will be the customers' sole supplier of electricity through the year 2000. The customers may reduce their purchases by 20% annually during the last four years of the contracts. The special manufacturing contracts provide that the customers' existing self-generation will only be used for emergency back-up. It is anticipated that this will result in additional sales and revenue for the Company. The contracts also provide for a corporate minimum take-or-pay provision for 1995 through 1999 with specified price reductions for 1995 through 2000. Through these agreements, the customers will be assured of both a more competitive and predictable price for electric energy. Detroit Edison will be assured that the customers will purchase their electric requirements from the Company.

   Pursuant to the terms of the special manufacturing contracts, the customers will be able to designate a percentage of their load at each facility as interruptible. The customers will also have the ability to designate interruptions on a corporate basis with the flexibility to shift interruptible load among separate facilities. In total, approximately 160 MW of interruptible capacity is expected.

   In order to forge an energy partnership with these customers, the Company will provide service delivery quality guarantees and on-site engineering expertise to implement better service, identify energy conservation efficiency improvement opportunities and achieve valuable energy savings for each customer. The goal of these provisions of the special manufacturing contracts is to combine the customers' energy conservation efforts with the knowledge and skills provided by the Company. The Company also may invest in energy saving projects with these customers.

   The Company will serve the special manufacturing contract customers at rates above its marginal cost. Further, at this time the Company is not requesting a change in electric rates charged to other customers. As a result, annual revenue reductions will range in amounts from about $30 million in 1995 to $50 million for 1999 through 2004. The Company expects to offset these reductions by further reducing operating expenses.

   In 1994, the Company completed its accelerated reliability improvement program which upgraded its transmission and distribution system. This program has helped reduce interruptions and the duration of outages thus increasing customer satisfaction.

   The Company is reviewing potential energy services as a method of remaining competitive while diversifying within the scope of its core business.

Meeting Energy Demands

Since 1980, the compound annual sales growth was 1.8% and peak demand growth was 2.4% (after adjusting for the effects of unusual weather). System sales and demand are expected to grow at a compound annual rate of about 1.5% per year for the next 15 years.

   Sales to the non-manufacturing segment, which include customers such as agribusiness, grocery stores, restaurants and government, are projected to grow at a strong pace in the next 15 years, a compound annual increase of 1.9% per year. This projected increase indicates the Company's customer base is becoming more diverse and less dependent on the manufacturing segment.

   The Company expects to meet its near-term demand for energy by the return to service, subject to environmental regulations, of power plant units currently in economy reserve status when energy demand and consumption requirements provide economic justification. The return to service of these units is conditioned upon the outcome of a competitive bidding process which was established by an MPSC order issued in July 1992. The Company will submit a new plan to the MPSC detailing its proposed method of meeting energy demands on or before May 1, 1995.

Inflation

Inflation is a measure of the purchasing power of the dollar. In 1994, the inflation rate, as defined by the Consumer Price Index, was 2.7%. Although the current inflation rate is relatively low, its compound effect through time can be significant, primarily in its effect on the Company's ability to replace its investment in utility plant.

   The regulatory process limits the amount of depreciation expense recoverable through revenues to the historical cost of the Company's investment in utility plant. Such amount produces cash flows which are inadequate to replace such property in future years. However, the Company believes that it will be able to recover the increased cost of replacement facilities when, and if, replacement occurs.

Regulation and Rates

The Company has no plans to seek increased rates for electric service from the MPSC in the near future.

Environmental Matters

Protecting the environment from damage, as well as correcting past environmental damage, continues to be the focus of state and federal regulators. Committees at both the state and federal level are studying the effects of a wide array of chemicals and electromagnetic fields as well as global warming (as potentially affected by carbon dioxide emissions). Legislation and/or rulemaking resulting from these and any future studies could further impact the electric utility industry including the Company.

   The Environmental Protection Agency ("EPA") and the Michigan Department of Natural Resources have aggressive programs regarding the cleanup of contaminated property. The Company anticipates that it will be periodically included in these types of environmental proceedings. Further, additional environmental expenditures, although difficult to quantify, will be necessary as the Company prepares to comply with the phase-in of the 1990 Amendments to the federal Clean Air Act. The Company currently meets the first phase of sulfur dioxide emissions and nitrogen oxides emissions requirements. The second phase begins in the year 2000. The Company currently burns low-sulfur coal (less than 1% sulfur) at all its coal-fired units and believes it can meet the second phase sulfur dioxide emission requirements through additional blending of coals. Current projections indicate that annual fuel costs may increase by $13-20 million in the period 2000-2009 in order to comply with new sulfur dioxide emissions requirements. In addition, approximately $59 million in capital expenditures may be necessary for nitrogen oxides emissions requirements.

   The Company expects that substantially all of the costs of environmental compliance will be recovered through the ratemaking process.

Selected Financial Data


                                                           Year Ended December 31
                                  --------------------------------------------------------------------------
                                      1994           1993           1992              1991           1990
                                      ----           ----           ----              ----           ----
                                                     (Thousands, except per share amounts)
Operating Revenues  . . . .       $ 3,519,341    $ 3,555,211     $ 3,558,143      $ 3,591,537     $ 3,576,281
Net Income  . . . . . . . .       $   419,909    $   521,903     $   588,047      $   568,037     $   514,459
Earnings for Common Stock .       $   390,269    $   491,066     $   557,549      $   535,205     $   479,280
Earnings Per Common Share .       $      2.67    $      3.34     $      3.79      $      3.64     $      3.26
Dividends Declared Per
  Share of Common Stock   .       $      2.06    $      2.06     $      1.98      $      1.88     $      1.78
At year-end:
  Total Assets  . . . . . .       $10,992,978    $11,134,879     $10,309,061      $10,463,624     $10,573,325
  Long-Term Debt
     Obligations (including
     capital leases) and
     Redeemable Preferred
     and Preference Stock
     Outstanding  . . . . .       $ 3,979,763    $ 4,007,622     $ 4,525,504      $ 4,900,020     $ 5,300,962


Item 7 - Financial Statements, Pro Forma Financial Information and Exhibits


(c)  Exhibits

       (1)    Exhibits filed herewith

              Number
              ------
              23-27        Consent of Price Waterhouse LLP

              27-2         Financial Data Schedule for the period ended
                           December 31, 1994


                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        THE DETROIT EDISON COMPANY
                                        --------------------------
                                               (Registrant)




                                        /s/ RONALD W. GRESENS
                                   -------------------------------
                                            Ronald W. Gresens
                                      Vice President and Controller

Date: March 1, 1995

                                 EXHIBIT INDEX

       Exhibit
         No.                         Description                     Page
       -------                       -----------                     ----
         23-27              Consent of Price Waterhouse LLP
         27-2               Financial Data Schedule for the
                            period ended December 31, 1994